Exhibit 99.1

For Immediate Release

For more information contact:	Annie Leschin
StreetSmart Investor Relations
415-775-1788
or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Fourth Quarter and
Fiscal Year 2014 Operating Results

LONGMONT, COLORADO, MAY 29, 2014 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the fourth quarter and fiscal year ended March 31, 2014. Total revenue for the quarter was $1.0 million compared to $1.7 million for the same quarter last year. Net loss for the fourth quarter was $1.4 million, or $0.04 per common share. This compares to a net loss of $2.3 million, or $0.06 per common share for the same period last year.

For the year ended March 31, 2014, total revenue was $7.05 million, a 2% decrease from the prior year. Net loss was $2.8 million, or $0.07 per common share, compared to $10.7 million, or $0.29 per common share last year.  As of March 31, 2014, cash and short-term investments improved to $10.3 million and working capital was $20.0 million versus $4.5 million and $16.0 million last year, respectively.

“Despite a slower than expected fourth quarter due primarily to the delayed start for the 2014 California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (HVIP), our performance for the fiscal year remained solid with increased product sales, higher gross margins and decreased losses,” said Eric R. Ridenour, UQM Technologies’ President and Chief Executive Officer. ”We continue to execute our business development activities in promising regions such as Asia, Europe and North America. In particular, we added two new customers since January in Indonesia and Turkey as we focus on expanding our customer base and worldwide footprint. With a strong balance sheet bolstered by a successful capital raise during the fourth quarter and a lower cost structure in place, we are excited about the opportunities ahead in fiscal 2015.”

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter and fiscal year ended March 31, 2014. To attend the conference call, please dial 1-877-941-9205 approximately ten minutes before the conference is scheduled to begin and provide the passcode “4684827” to access the call. International callers should dial 1-480-629-9771. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-800-406-7325 and enter replay code “4684827#”. International callers should dial +1 303-590-3030.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the commercial truck, bus, automotive, marine and military markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 certified and located in Longmont, Colorado.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

	Quarter Ended March 31,		Year Ended March 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)
Revenue:
Product sales	$785,018	$1,341,358	$6,136,305	$5,910,153
Contract services	230,464	316,749	909,895	1,268,556
	1,015,482	1,658,107	7,046,200	7,178,709
Operating costs and expenses:
Costs of product sales	474,798	1,001,536	3,609,028	4,333,005
Costs of contract services	190,271	197,066	743,068	715,225
Research and development	61,035	41,258	219,887	96,905
Production engineering	1,793,230	1,274,995	4,644,646	4,921,970
Reimbursement of costs under DOE grant	(1,049,168)	(1,029,122)	(3,625,853)	(4,205,678)
Selling, general and administrative	1,064,204	1,292,371	5,143,864	7,022,112
(Recovery) impairment of assets	(141,835)	1,146,257	(868,475)	4,980,117
Loss (gain) on disposal of long-lived assets	2,570	22,078	(37,462)	22,485
	2,395,105	3,946,439	9,828,703	17,886,141

Loss before other income	(1,379,623)	(2,288,332)	(2,782,503)	(10,707,432)

Other income:
Interest income	378	5,493	1,787	15,743
Other	537	542	7,472	3,377
	915	6,035	9,259	19,120

Net loss	$(1,378,708)	$(2,282,297)	$(2,773,244)	$(10,688,312)

Net loss per common share - basic and diluted	$(0.04)	$(0.06)	$(0.07)	$(0.29)
Weighted average number of shares
of common stock outstanding -
basic and diluted	38,653,221	36,664,078	37,253,066	36,564,952

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	March 31, 2014	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$10,247,112	$4,527,899
Short-term investments	63,029	-
Accounts receivable, net of allowance for doubtful accounts of zero and
$3,838,092, respectively	960,419	2,212,395
Costs and estimated earnings in excess of billings on
uncompleted contracts	341,255	178,264
Inventories	10,054,422	10,998,461
Facility held for sale	-	1,525,000
Prepaid expenses and other current assets	263,988	309,957
Total current assets	21,930,225	19,751,976

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,706,066	7,771,363
	13,905,697	13,970,994
Less accumulated depreciation	(6,337,924)	(5,507,801)
Net property and equipment	7,567,773	8,463,193

Patent costs, net of accumulated amortization of $878,707 and $845,795,
respectively	227,015	206,287
Trademark costs, net of accumulated amortization of $68,718 and $64,230
respectively	107,123	110,528
Other assets	2,997	76,731
Total assets	$29,835,133	$28,608,715

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$386,293	$617,197
Other current liabilities	1,491,745	2,599,435
Short-term deferred compensation under executive employment
agreements	-	524,000
Total current liabilities	1,878,038	3,740,632

Long-term deferred compensation under executive employment agreements	182,100	103,412

Total liabilities	2,060,138	3,844,044

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares
authorized; 39,777,767 and 36,664,097 shares
issued and outstanding	397,778	366,641
Additional paid-in capital	121,325,762	115,573,331
Accumulated deficit	(93,948,545)	(91,175,301)
Total stockholders’ equity	27,774,995	24,764,671

Total liabilities and stockholders’ equity	$29,835,133	$28,608,715

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901